CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Amendment No.1 to Registration Statement on Form S-1 of our report dated November 12, 2014, except for Note 4 which is dated February 11, 2015, relating to the financial statements of Boxlight Corporation (f/k/a Logical Choice Corporation) as of September 30, 2014 and for the period from September 18, 2014 (inception) to September 30, 2014, our report dated November 12, 2014 relating to the consolidated financial statements of Everest Display Inc. as of December 31, 2013 and 2012 and for the years then ended and our report dated November 7, 2014 relating to the financial statements of Genesis Collaboration, LLC as of December 31, 2013 and 2012 and for the years then ended. We also consent to the reference to our firm under the heading “Experts” appearing therein.

/s/ GBH CPAs, PC
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas

February 11, 2015